Marathon Petroleum Corp. Reports First-Quarter Results

•	Reported first-quarter loss of $7 million, or $(0.01) per diluted share, including a net benefit of $0.08 per diluted share due to a non-cash gain, transaction-related costs, and tax adjustments

–	Refining & Marketing segment loss from operations of $334 million

–	Midstream segment income from operations of $908 million

–	Retail segment income from operations of $170 million

•	Realized synergies of $133 million in the first quarter

•	Generated $1.6 billion of operating cash flow and returned $1.2 billion of capital to shareholders, including $885 million in share repurchases

•	Elected not to pursue the Garyville Coker 3 project

•	MPLX announced agreement to acquire Andeavor Logistics

FINDLAY, Ohio, May. 8, 2019 – Marathon Petroleum Corp. (NYSE: MPC) today reported a first-quarter 2019 loss of $7 million, or $(0.01) per diluted share. First quarter 2019 earnings included a net benefit of $0.08 per diluted share related to a non-cash gain which was partially offset by transaction-related costs and prior period tax adjustments. This compares with income of $37 million, or $0.08 per diluted share, in the first quarter of 2018.

“Despite challenging refining market conditions, the stability of our Midstream and Retail segments helped our integrated business generate over $1.6 billion of operating cash flow during the quarter," said Gary R. Heminger, chairman and chief executive officer. "Throughout the quarter refining fundamentals improved, gasoline and distillate inventories rebalanced, and the April blended crack spread of $18.80 is more than double the first-quarter average. We expect positive dynamics across all three of our business segments to support growing cash flows throughout the remainder of 2019."

Heminger added, "One of our core objectives is growing profitability and creating competitive advantages. We continuously assess our project portfolio to ensure disciplined capital allocation. Based on our internal forecasts, the Garyville Coker 3 project no longer comfortably exceeds our internal hurdle rates for refining projects. Consequently, we have decided to remove the project from our investment plans."

The company remains committed to returning at least 50 percent of discretionary free cash flow to investors over the long term. MPC returned $1.2 billion in capital to shareholders during the first quarter of 2019, including $885 million in share repurchases.

MPLX LP (NYSE: MPLX) today announced that it has entered into a definitive merger agreement whereby MPLX will acquire Andeavor Logistics LP (NYSE: ANDX) in a unit-for-unit exchange. “This merger creates a leading, large-scale, diversified midstream company anchored by fee-based cash flows,” added Heminger. “The combined entity will have an expanded geographic footprint with enhanced long-term growth opportunities in some of the best basins in the U.S. We are confident about the midstream growth and value-creation opportunities that exist across this combined platform."

Segment Results
In the first quarter of 2019, total income from operations was $669 million and adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was $1.5 billion. This compares to $440 million in income from operations and $1.0 billion of Adjusted EBITDA for the first quarter of 2018.

	Three Months Ended March 31,
(In millions)	2019	2018
Income (loss) from Operations by Segment
Refining & Marketing	$(334)	$(133)
Retail	170	95
Midstream	908	567
Items not allocated to segments:
Corporate and other unallocated items	(191)	(89)
Capline restructuring gain	207	—
Transaction-related costs	(91)	—
Income from operations	$669	$440

Refining & Marketing (R&M)
R&M segment loss from operations was $334 million in the first quarter of 2019 compared with a loss from operations of $133 million in the same quarter of 2018. The $201 million decrease in R&M income was primarily driven by narrower crude discounts across our medium and heavy sour crude slate. Additionally, high industry gasoline inventories following the fourth quarter's strong production environment resulted in weaker gasoline margins particularly in January 2019.
Refinery capacity utilization was 95 percent, resulting in total throughputs of 3.1 million barrels per day for the first quarter, which was 1.2 million barrels per day higher than the throughput for the first quarter of last year. The increase was primarily due to the addition of the legacy Andeavor refineries. Refined product exports totaled 430 thousand barrels per day in the first quarter of 2019.
R&M margin was $11.17 per barrel for the quarter. This quarter MPC began providing regional R&M margins. Gulf Coast R&M margins were $7.82 per barrel, Mid-Con R&M margins were $15.26 per barrel, and West Coast R&M margins were $10.94 per barrel.
Segment EBITDA was $93 million in the first quarter 2019 versus $119 million for the same quarter last year. These results include turnaround costs of $186 million in the first quarter of 2019 and $173 million in the first quarter of 2018.

Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX and ANDX, was $908 million in the first quarter of 2019, compared with $567 million for the first quarter of 2018. The increase was due to contributions of $220 million from Andeavor Logistics and a $121 million increase in Midstream segment results driven primarily by growth across MPLX's businesses.
The Midstream segment made progress on its strategy of capturing the full midstream value chain and enhancing its cash flow stability by announcing continued development of long-haul pipelines that meet growing market needs. MPLX signed a letter of intent to participate in the Wink-to-Webster crude oil pipeline in the Permian Basin. Additionally, the previously announced Whistler natural gas and BANGL natural gas liquids pipeline projects are both in the documentation phase, with final investment decisions expected in the near term. The open season on the proposed Capline reversal was completed and received significant interest such that the project will progress with an initial target in-service date of September 2020. Lastly, the Gray Oak Pipeline, in which MPC has a 25 percent equity interest, remains on schedule and is expected to be placed in service in the fourth quarter of 2019.

Retail
Retail segment income from operations was $170 million in the first quarter of 2019, compared with $95 million in the first quarter of 2018. The increase in earnings was largely related to the addition of the legacy Andeavor retail operations as well as a $24 million year-over-year increase in MPC's legacy Speedway segment earnings.
Retail fuel margin increased to 17.15 cents per gallon in the first quarter of 2019 from 15.61 cents per gallon in the first quarter of 2018. Same-store merchandise sales increased by 5.4 percent year-over-year and same-store gasoline sales volume decreased by 3.2 percent year-over-year.
As of April 30, Speedway has completed 112 store conversions in 2019, bringing the total number of conversions since the combination with Andeavor to 282. The store conversions across Minnesota are complete and the company is now focused on conversions in the Southwest. The company is targeting 700 total cumulative store conversions by the end of 2019.

Items Not Allocated to Segments and Other
Items not allocated to segments totaled $75 million of expenses in the first quarter of 2019 compared to $89 million in the first quarter of 2018. First quarter 2019 results included a $207 million gain related to the exchange of MPC's undivided interest in the Capline Pipeline system for an equity ownership in a newly formed entity. The non-cash gain reflects the excess of the estimated fair value of MPC's new entity ownership interest over the carrying value of the company's contributed undivided interest. This gain was partially offset by $91 million of transaction related costs primarily associated with adopting MPC's vacation accrual policies across the legacy Andeavor employee base.
The effective tax rate for the first quarter of 2019 was 29 percent, largely due to $36 million of state deferred tax expense recognized for an out-of-period adjustment to correct the tax effects recorded in 2018 for the Andeavor acquisition.

Strong Financial Position and Liquidity

As of March 31, 2019, the company had $755 million in cash and cash equivalents (excluding MPLX and ANDX's cash and cash equivalents of $93 million and $29 million, respectively), approximately $5 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and $750 million available under its trade receivables securitization facility.

Strategic Update

MPC realized $133 million of synergies related to the Andeavor combination in the first quarter. The company continues to expect annual gross run-rate synergies of up to $600 million at year-end 2019 and $1.4 billion by the end of 2021.

Today, MPLX announced that it has entered into a definitive merger agreement with ANDX whereby MPLX will acquire ANDX in a unit-for-unit transaction at a 1.07x blended exchange ratio. Under the terms of the agreement, ANDX public unit holders will receive 1.135x MPLX common units for each ANDX common unit held, representing a premium of 7.3%, and MPC will receive 1.0328x MPLX common units for each ANDX common unit held, representing a 2.4% discount based on May 2, 2019 closing prices.

Second Quarter 2019 Outlook

The company's second quarter 2019 outlook for the R&M segment includes total throughput guidance of 2,925 thousand barrels per day and total direct operating costs of $8.70 per barrel. Corporate and other unallocated items are estimated at $200 million.

Conference Call

The company's previously scheduled conference call and webcast has been rescheduled from 9 a.m. EDT to 10 a.m. EDT. At 10 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC's website at http://www.marathonpetroleum.com and clicking on the “2019 First-Quarter Financial Results” link. A replay of the webcast will be available on the company's website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at https://www.marathonpetroleum.com.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system with more than 3.0 million barrels per day of crude oil capacity across sixteen refineries. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interests in two midstream companies, MPLX LP and Andeavor Logistics LP, which own and operate gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts:
Kristina Kazarian (419) 421-2071

Media Contacts:
Chuck Rice (419) 421-2521

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests. Discretionary free cash flow is defined as operating cash flow less maintenance and regulatory capital.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, MPC’s acquisition of Andeavor and include expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may," "objective,"

"opportunity," "outlook," "plan,“ “policy,” "position," "potential," "predict," “priority,” "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the proposed transaction between MPLX LP (MPLX) and Andeavor Logistics LP (ANDX), including the ability to complete the proposed transaction on the proposed terms and timetable, the ability to satisfy various conditions to the closing of the transaction contemplated by the merger agreement, the ability to obtain regulatory approvals for the proposed transaction on the proposed terms and schedule, and any conditions imposed on the combined entity in connection with the consummation of the proposed transaction, the risk that anticipated opportunities and any other synergies from or anticipated benefits of the proposed transaction may not be fully realized or may take longer to realize than expected, including whether the proposed transaction will be accretive within the expected timeframe or at all, or disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX or ANDX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our respective management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Additional Information and Where to Find It
In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION

STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE CONSENT STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final consent statement/prospectus will be sent to unitholders of ANDX. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from ANDX at its website, http://ir.andeavorlogistics.com, or by contacting ANDX’s Investor Relations at (419) 421-2414, or from MPLX at its website, http://ir.mplx.com, or by contacting MPLX’s Investor Relations at (419) 421-2414.

Participants in Solicitation
MPLX, ANDX, MPC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the proposed transaction. Information concerning MPLX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information concerning ANDX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information concerning MPC’s executive officers is set forth in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information about MPC’s directors is set forth in MPC’s Definitive Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 14, 2019. Investors and security holders will be able to obtain the documents free of charge from the sources indicated above, and with respect to MPC, from its website, https//:www.marathonpetroleum.com/Investors, or by contacting MPC’s Investor Relations at (419) 421-2414. Additional information regarding the interests of such participants in the solicitation of consents in respect of the proposed transaction will be included in the registration statement and consent statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(In millions, except per-share data)	2019	2018
Revenues and other income:
Sales and other operating revenues	$28,081	$18,694
Sales to related parties	186	172
Income from equity method investments	99	86
Net gain on disposal of assets	214	2
Other income	35	30
Total revenues and other income	28,615	18,984
Costs and expenses:
Cost of revenues (excludes items below)	25,756	17,370
Purchases from related parties	204	141
Depreciation and amortization	919	528
Selling, general and administrative expenses	881	402
Other taxes	186	103
Total costs and expenses	27,946	18,544
Income from operations	669	440
Net interest and other financial costs	306	183
Income before income taxes	363	257
Provision for income taxes	104	22
Net income	259	235
Less net income attributable to:
Redeemable noncontrolling interest	20	16
Noncontrolling interests	246	182
Net income (loss) attributable to MPC	$(7)	$37

Per-share data
Basic:
Net income (loss) attributable to MPC per share	$(0.01)	$0.08
Weighted average shares:	673	476
Diluted:
Net income (loss) attributable to MPC per share	$(0.01)	$0.08
Weighted average shares:	673	480

Income Summary (Unaudited)

	Three Months Ended March 31,
(In millions)	2019(a)	2018
Income (Loss) from Operations by segment
Refining & Marketing	$(334)	$(133)
Retail	170	95
Midstream	908	567
Items not allocated to segments:
Corporate and other unallocated items	(191)	(89)
Capline restructuring gain	207	—
Transaction-related costs(b)	(91)	—
Income from operations	669	440
Net interest and other financial costs	306	183
Income before income taxes	363	257
Provision for income taxes	104	22
Net income	259	235
Less net income attributable to:
Redeemable noncontrolling interest	20	16
Noncontrolling interests	246	182
Net income (loss) attributable to MPC	$(7)	$37

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)	Includes costs related to the Andeavor acquisition including financial advisor and legal fees, employee severance, and other expenses.

Capital Expenditures and Investments (Unaudited)

	Three Months Ended March 31,
(In millions)	2019(a)	2018
Refining & Marketing	$394	$191
Retail	73	39
Midstream	823	482
Corporate and Other(b)	41	36
Total	$1,331	$748

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)	Includes capitalized interest of $31 million and $18 million, respectively.

Refining & Marketing Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2019	2018
Refining & Marketing refined product sales volume (mbpd)(a)	3,669	2,261
Refining & Marketing margin (dollars per barrel)(b)	$11.17	$10.58
Crude oil capacity utilization (percent)(c)	95	93
Refinery throughputs (mbpd):(d)
Crude oil refined	2,869	1,745
Other charge and blendstocks	215	160
Total	3,084	1,905
Sour crude oil throughput (percent)	52	52
Sweet crude oil throughput (percent)	48	48
Refined product yields (mbpd):(d)
Gasoline	1,533	917
Distillates	1,091	609
Propane	53	31
Feedstocks and special products	330	287
Heavy fuel oil	45	34
Asphalt	80	58
Total	3,132	1,936
Refinery direct operating costs ($/barrel):(e)
Planned turnaround and major maintenance	$1.23	$2.22
Depreciation and amortization	1.40	1.37
Other manufacturing(f)	5.03	4.09
Total	$7.66	$7.68
Memo: Total includes turnaround costs of ($/barrel): (g)	$0.67	$1.01

(a)	Includes intersegment sales.

(b)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(c)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(d)	Excludes inter-refinery volumes of 76 mbpd and 42 mbpd for first quarter 2019 and 2018, respectively.

(e)	Per barrel of total refinery throughputs.

(f)	Includes utilities, labor, routine maintenance and other operating costs.

(g)	Reflects costs for turnaround activity which we expense as incurred.

Refining & Marketing Operating Statistics by Region (Unaudited)

	Three Months Ended March 31,
	2019		2018
Gulf Coast
Refining & Marketing margin (dollars per barrel)(a)	$7.82	$	N/A
Refinery throughputs (mbpd):(b)
Crude oil refined	1,171		1,056
Other charge and blendstocks	168		167
Total	1,339		1,223
Sour crude oil throughput (percent)	63		60
Sweet crude oil throughput (percent)	37		40
Refined product yields (mbpd):(b)
Gasoline	573		534
Distillates	445		360
Propane	28		19
Feedstocks and special products	294		298
Heavy fuel oil	13		23
Asphalt	22		17
Total	1,375		1,251
Refinery direct operating costs ($/barrel):(c)
Planned turnaround and major maintenance	$0.70		$2.87
Depreciation and amortization	1.13		1.09
Other manufacturing(d)	3.34		3.91
Total	$5.17		$7.87
Memo: Total includes turnaround costs of ($/barrel): (e)	$0.16		$1.43

Mid-Continent
Refining & Marketing margin (dollars per barrel)(a)	$15.26	$	N/A
Refinery throughputs (mbpd):(b)
Crude oil refined	1,057		689
Other charge and blendstocks	57		35
Total	1,114		724
Sour crude oil throughput (percent)	26		38
Sweet crude oil throughput (percent)	74		62
Refined product yields (mbpd):(b)
Gasoline	599		383
Distillates	388		249
Propane	17		12
Feedstocks and special products	39		31
Heavy fuel oil	16		11
Asphalt	58		41
Total	1,117		727
Refinery direct operating costs ($/barrel):(c)
Planned turnaround and major maintenance	$1.26		$0.99
Depreciation and amortization	1.65		1.77
Other manufacturing(d)	5.06		4.16
Total	$7.97		$6.92
Memo: Total includes turnaround costs of ($/barrel): (e)	$0.68		$0.25

	Three Months Ended March 31,
	2019		2018
West Coast
Refining & Marketing margin (dollars per barrel)(a)	$10.94	$	N/A
Refinery throughputs (mbpd):(b)
Crude oil refined	641		—
Other charge and blendstocks	66		—
Total	707		—
Sour crude oil throughput (percent)	73		—
Sweet crude oil throughput (percent)	27		—
Refined product yields (mbpd):(b)
Gasoline	361		—
Distillates	258		—
Propane	8		—
Feedstocks and special products	64		—
Heavy fuel oil	25		—
Asphalt	—		—
Total	716		—
Refinery direct operating costs ($/barrel):(c)
Planned turnaround and major maintenance	$2.06		$—
Depreciation and amortization	1.34		—
Other manufacturing(d)	7.68		—
Total	$11.08		$—
Memo: Total includes turnaround costs of ($/barrel): (e)	$1.55		$—

(a)	Sales revenue less cost of refinery inputs and purchased products, divided by refinery throughputs, excluding inter-refinery transfer volumes.

(b)	Includes inter-refinery transfer volumes.

(c)	Per barrel of total refinery throughputs.

(d)	Includes utilities, labor, routine maintenance and other operating costs.

(e)	Reflects costs for turnaround activity which we expense as incurred.

Retail Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2019	2018
Speedway fuel sales (millions of gallons)	1,871	1,393
Direct dealer fuel sales (millions of gallons)	630	N/A
Retail fuel margin (dollars per gallon)(a)	$0.1715	$0.1561
Merchandise sales (in millions)	$1,413	$1,129
Merchandise margin (in millions)	$407	$319
Merchandise margin percent	28.8	28.3
Same store gasoline sales volume (period over period)(b)	(3.2)%	(1.5)%
Same store merchandise sales (period over period)(b)(c)	5.4%	2.3%
Total convenience stores at period-end	3,918	2,742
Direct dealer locations at period-end	1,062	N/A

(a)	Includes bankcard processing fees (as applicable).

(b)	Same store comparison includes only locations owned at least 13 months.

(c)	Excludes cigarettes.

Midstream Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2019	2018
Pipeline throughputs (mbpd)(a)	5,248	3,459
Terminal throughput (mbpd)	3,220	1,445
Gathering system throughput (million cubic feet per day)(b)	5,951	4,171
Natural gas processed (million cubic feet per day)(b)	8,522	6,629
C2 (ethane) + NGLs fractionated (mbpd)(b)	514	423

(a)	Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.

(b)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Select Financial Data (Unaudited)

(In millions)	March 31, 2019	December 31 2018
Cash and cash equivalents	$877	$1,687
MPLX debt	13,833	13,393
ANDX debt	5,132	4,973
Total consolidated debt	28,115	27,524
Redeemable noncontrolling interest	1,004	1,004
Equity	42,858	44,049
Shares outstanding	667	680

	Three Months Ended March 31,
	2019	2018
Cash provided by (used in) operations	$1,623	$(137)
Dividends paid per share	$0.53	$0.46

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to its most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures we use are as follows:

Adjusted EBITDA & Segment EBITDA
Adjusted EBITDA represents earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude items not allocated to segment results. Segment EBITDA represents segment earnings before net interest and other financial costs, income taxes, depreciation and amortization expense. We believe these non-GAAP financial measures are useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business. Adjusted EBITDA and Segment EBITDA should not be considered as a substitute for, or superior to segment income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA and Segment EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Income (Loss) Attributable to MPC to Adjusted EBITDA

	Three Months Ended March 31,
(In millions)	2019	2018
Net income (loss) attributable to MPC	$(7)	$37
Plus (Less):
Net interest and other financial costs	306	183
Net income attributable to noncontrolling interests	266	198
Provision for income taxes	104	22
Depreciation and amortization	919	528
Capline restructuring gain	(207)	—
Transaction-related costs	91	—
Adjusted EBITDA	$1,472	$968

Reconciliation of Segment Income (Loss) From Operations to Segment EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(In millions)	2019	2018
Refining & Marketing Segment
Segment loss from operations	$(334)	$(133)
Add: Depreciation and amortization	427	252
Segment EBITDA	$93	$119
Retail Segment
Segment income from operations	$170	$95
Add: Depreciation and amortization	126	79
Segment EBITDA	$296	$174
Midstream Segment
Segment income from operations	$908	$567
Add: Depreciation and amortization	307	181
Segment EBITDA	$1,215	$748

Segment EBITDA	$1,604	$1,041
Corporate and other unallocated items	(191)	(89)
Add: Depreciation and amortization	59	16
Adjusted EBITDA	$1,472	$968

Refining & Marketing Margin
Refining margin is defined as sales revenue less the cost of refinery inputs and purchased products and excludes any LCM inventory market adjustment.
Reconciliation of Refining & Marketing Loss from Operations to Refining & Marketing Margin

	Three Months Ended March 31,
(In millions)	2019		2018
Refining & Marketing loss from operations	$(334)		$(133)
Plus (Less):
Refinery direct operating costs(a)	1,739		1,081
Refinery depreciation and amortization	387		236
Other:
Operating expenses(a)(b)	1,268		614
Depreciation and amortization	40		16
Refining & Marketing margin	$3,100		$1,814

Refining & Marketing margin by region:
Gulf Coast	$917	$	N/A
Mid-Continent	1,517		N/A
West Coast	666		N/A
Refining & Marketing margin	$3,100	$	N/A

(a)	Excludes depreciation and amortization.

(b)
These costs are primarily related to refined product distribution costs, including fees paid to our two sponsored master limited partnerships, MPLX and ANDX (for 1Q 2019 only). Included in these costs were fees paid to MPLX of $609 million and $478 million for the first quarters of 2019 and 2018, respectively. MPLX's and ANDX's results are reported in MPC's Midstream segment.

Retail Fuel Margin
Retail fuel margin is defined as the price paid by consumers or direct dealers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees (where applicable) and excluding any LCM inventory market adjustment.
Retail Merchandise Margin
Retail merchandise margin is defined as the price paid by consumers less the cost of merchandise.
Reconciliation of Retail Income from Operations to Retail Total Margin

	Three Months Ended March 31,
(in millions)	2019	2018
Retail income from operations	$170	$95
Plus (Less):
Operating, selling, general and administrative expenses	583	384
Depreciation and amortization	126	79
Income from equity method investments	(17)	(14)
Net gain on disposal of assets	(2)	—
Other income	(2)	(1)
Retail total margin	$858	$543

Retail total margin:
Fuel margin	$429	$217
Merchandise margin	407	319
Other margin	22	7
Retail total margin	$858	$543